CUSIP NO. 378973408

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that this Amendment No. 2 to Schedule 13G with respect to the Common Stock, par value $0.0001 per share, of Globalstar, Inc., dated as of February 11, 2013, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date: February 11, 2013	STARK OFFSHORE MANAGEMENT LLC

	By:	/s/ Michael A. Roth
Michael A. Roth
Managing Member

Date: February 11, 2013	STARK CRITERION MANAGEMENT LLC

	By:	/s/ Brian J. Stark
Brian J. Stark
Managing Member